AGREEMENT

              This Agreement dated February 5, 2009 is by and among JANA Partners LLC ("JANA") and Convergys Corporation (the "COMPANY"). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to JANA that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     Section 2. REPRESENTATIONS AND WARRANTIES OF JANA. JANA represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by JANA, and is a valid and binding obligation of JANA, enforceable against JANA in accordance with its terms. JANA hereby represents and warrants to the Company that it and its Affiliates and Associates (as such terms are hereinafter defined) are the "beneficial owners" (as such term is hereinafter defined) of the number of shares of the Company's common stock ("SHARES") and Derivative Instruments (as such term is hereinafter defined) set forth on SCHEDULE A with respect to JANA and such Affiliates and Associates, and that none of JANA or any of its Affiliates or Associates beneficially own, or have any rights, options or agreements to acquire or vote, any other Shares or Derivative Instruments. None of JANA or any of its Affiliates or Associates beneficially own, or have any rights, options or agreements to acquire any debt securities of the Company.

Section 3. BOARD NOMINATION AND OTHER COMPANY MATTERS. (a) In accordance with the Ohio General Corporation Law, the Company's Amended Articles of Incorporation and the Company's Regulations, the Company will appoint to the Company's board of directors (the "board of directors") (1) as a Class II director, a senior executive of JANA designated by JANA and set forth on SCHEDULE B hereto, (2) as a Class I director, an Independent (as defined in Section 7 below) designated by JANA and reasonably acceptable to the Governance and Nominating Committee of the Company's board of directors (the "GOVERNANCE AND NOMINATING COMMITTEE") and set forth on SCHEDULE B hereto and (3) as a Class III director, an Independent jointly selected (from among candidates proposed in good faith by either or both parties) in good faith, and reasonably acceptable to each of, JANA and the Governance and Nominating Committee (the persons in clauses (1)-(3) collectively, the "2009 DESIGNEES). The parties shall use good faith efforts to reach agreement promptly with respect to the 2009 Designee referred to in clause (a)(3) of this Section, and in any event within twenty business days of the execution of this Agreement or as soon as reasonably practicable thereafter. Each of the appointments described in the preceding sentence will be made, in accordance with the Company's Governance Principles, a copy of which has previously been provided to JANA (the "GOVERNANCE PRINCIPLES"), promptly after (i) in the case of the 2009 Designee referred to in clause (a)(3) of this Section, such 2009 Designee has been identified, and (ii) for all 2009 Designees, the condition to his or her appointment set forth in the second succeeding sentence has been satisfied, provided that this condition shall be waived if the Company does not take all necessary action to enable such individual to comply with such condition reasonably promptly following the date such individual is identified and agreed upon, in each case, if applicable. The size of the board of directors will be increased by one as each such appointment is made, for a total increase of three directorships. As a condition to each such 2009 Designee's appointment or election to the Company's board of directors, each 2009 Designee shall agree to comply with all policies, code of conduct and code of ethics applicable to all of the Company's directors and to provide information regarding such 2009 Designee that is required to be disclosed for candidates for directors and directors in a proxy statement under the federal securities laws or applicable New York Stock Exchange rules and regulations, information required by the Governance Principles to be submitted in connection with shareholder director nominations and such other customary information as reasonably and promptly requested by the Company with respect to Company nominees. The parties also agree to observe the procedures set forth on SCHEDULE C at meetings of the board of directors. If JANA and its Affiliates and Associates shall be in compliance with the restrictions set forth in Section 4 through the time of the Company's 2009 annual meeting of shareholders (PROVIDED that, subject to Section 9(d), and solely with respect to inadvertent, non-intentional non-compliance, JANA shall have five business days following written notice from the Company of non-compliance to remedy such non-compliance if capable of remedy; it being understood that any non-compliance that is not inadvertent or is intentional shall not be subject to such five-business-day cure period) and JANA and its Affiliates and Associates collectively beneficially own at least 10% of the outstanding Shares through the date of such meeting, the Company agrees to nominate the 2009 Designee who is a member of Class II for election as a director of the Company and to use at least the same efforts to cause the election of such 2009 Designee at the Company's 2009 annual meeting of shareholders as the Company uses with respect to the election or re-election of any other person nominated for election or re-election by the Company at such meeting; PROVIDED that as a condition to such nomination, such 2009 Designee shall execute a letter agreement with the Company in which such person agrees to resign effective as of the earlier to occur of (i) the Company's 2011 annual meeting of shareholders and (ii) following the expiration of the Standstill Period, the taking of any action by JANA or its Affiliates or Associates which would violate Section 4 hereof had such action taken place prior to the expiration of the Standstill Period. If JANA and its Affiliates and Associates shall be in compliance with the restrictions set forth in Section 4 through the time of the Company's 2010 annual meeting of shareholders (PROVIDED that, subject to Section 9(d), and solely with respect to inadvertent, non-intentional non-compliance, JANA shall have five business days following written notice from the Company of non-compliance to remedy such non-compliance if capable of remedy; it being understood that any non-compliance that is not inadvertent or is intentional shall not be subject to such five-business-day cure period) and JANA and its Affiliates and Associates collectively beneficially own at least 5% of the outstanding Shares through the date of such meeting, the Company agrees to nominate the 2009 Designee who is a member of Class III for election as a director of the Company and to use at least the same efforts to cause the election of such 2010 Designee at the Company's 2010 annual meeting of shareholders as the Company uses with respect to the election or re-election of any other person nominated for election or re-election by the Company at such meeting.

              (b) If JANA delivers a notice in writing to the Company after November 30, 2009 and on or prior to January 1, 2010 requesting that the Company comply with this Section 3(b) and each of JANA and its Affiliates and Associates is in compliance with the restrictions set forth in Section 4 through the date of the appointment (PROVIDED that, subject to Section 9(d), and solely with respect to inadvertent, non-intentional non-compliance, JANA shall have five busi-ness days following written notice from the Company of non-compliance to remedy such non-compliance if capable of remedy; it being understood that any non-compliance that is not inadvertent or is intentional shall not be subject to such five-business-day cure period) and JANA and its Affiliates and Associates collectively beneficially own at least 5% of the outstanding Shares through such date of appointment, in accordance with the Ohio General Corporation Law, the Company's Amended Articles of Incorporation and the Company's Regulations, the Company shall no later than the date that is thirty business prior to the Company's 2010 annual meeting, (1) increase the size of the board of directors by two seats and (2) appoint (i) as a Class I director, an Independent designated by JANA and reasonably acceptable to the Governance and Nominating Committee and (ii) as a Class III director, an Independent jointly selected jointly selected (from among candidates proposed in good faith by either or both parties) in good faith, and reasonably acceptable to each of, JANA and the Governance and Nominating Committee, to fill the newly-created seats (collectively, the "2010 DESIGNEES"). The parties shall use good faith efforts to reach agreement promptly with respect to the 2010 Designee referred to in clause (b)(2)(ii) of this Section, and in any event within twenty business days of the delivery of such notice or as soon as reasonably practicable thereafter. If JANA and its Affiliates and Associates shall be in compliance with the restrictions set forth in Section 4 through the time of the Company's 2010 annual meeting of shareholders (PROVIDED that, subject to Section 9(d), and solely with respect to inadvertent, non-intentional non-compliance, JANA shall have five business days following written notice from the Company of non-compliance to remedy such non-compliance if capable of remedy; it being understood that any non-compliance that is not inadvertent or is intentional shall not be subject to such five-business-day cure period) and JANA and its Affiliates and Associates collectively beneficially own at least 5% of the outstanding Shares through the date of such meeting, the Company agrees to nominate the 2010 Designee who is a member of Class III for election as a director of the Company and to use at least the same efforts to cause the election of such 2010 Designee at the Company's 2010 annual meeting of shareholders as the Company uses with respect to the election or re-election of any other person nominated for election or re-election by the Company at such meeting. As a condition to each such 2010 Designee's appointment or election to the Company's board of directors, each 2010 Designee shall agree to comply with all policies, code of conduct and code of ethics applicable to all of the Company's directors and to provide information regarding such 2010 Designee that is required to be disclosed for candidates for directors and directors in a proxy statement under the federal securities or applicable New York Stock Exchange rules and regulations, information required by the Governance Principles to be submitted in connection with shareholder director nominations and such other customary information as reasonably and promptly requested by the Company with respect to Company nominees.

              (c) If at any time during the Standstill Period, any of the JANA Selectees is or becomes unwilling or unable to serve as a nominee or, following such person's appointment or election, as a director of the Company, upon the delivery of the resignation (or if later, effective date of such resignation) of such JANA Selectee from the board of directors, JANA shall be entitled to designate a replacement nominee or director, as the case may be, which replacement nominee or director shall meet the same requirements and be selected in the same manner as was applicable to the nominee or director being replaced, and such person shall be appointed to the board of directors to serve the unexpired term of such JANA Selectee, and shall thereafter be deemed a JANA Selectee for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement applicable to the resigning JANA Selectee prior to his resignation. If at any time during the Standstill Period, any 2009 Designee or 2010 Designee who is not a JANA Selectee is or becomes unwilling or unable to serve as a nominee or, following such person's appointment or election, as a director of the Company, upon the delivery of the resignation (or if later, effective date of such resignation) of such 2009 Designee or 2010 Designee from the board of directors, the Company shall appoint an Independent jointly selected (from among candidates proposed in good faith by either or both parties) in good faith, and reasonably acceptable to each of, JANA and the Governance and Nominating Committee, to serve the unexpired term of such 2009 Designee or 2010 Designee, as applicable. In such case, the parties shall use good faith efforts to reach agreement promptly with respect to such Independent, and in any event within twenty business days of the receipt of notice of such unwillingness or inability or resignation, or as soon as reasonably practicable thereafter.

              (d) Other than for vacancies filled pursuant to Section 3(c), during the Standstill Period, the Company shall not fill any vacancy occurring on the board of directors if after filling such vacancy the board of directors would have more than 14 members. The Company shall not take any action to increase the size of the board of directors during the Standstill Period other than as set forth in this Agreement, unless following such increase the board of directors shall have no more than fourteen members. The foregoing notwithstanding, nothing in this paragraph or this agreement shall prevent the Company from appointing its chief executive officer to the board of directors even if such appointment results in the number of directors exceeding fourteen unless the absence of the chief executive officer from the board of directors results from the resignation from the board of directors by such chief executive officer or his or her predecessor followed by the filling of the vacancy created thereby by the board of directors with an individual who is not the chief executive officer of the Company.

              (e) The Company shall appoint the JANA Selectee referred to in
Section 3(a)(1) who is a senior executive of JANA to any committee of the board of directors now existing or formed in the future the primary purpose of which committee is to review the strategic direction or operational performance of the Company, such appointment to be made promptly following such 2009 Designee's appointment, or if no such committee now exists but is formed hereafter, promptly following such formation; PROVIDED that the service of any JANA Selectee on any such committee shall cease immediately, and any such JANA Selectee shall resign from any such committee effective immediately upon the expiration of the Standstill Period, unless otherwise determined by the board of directors in its sole discretion. It is understood by the parties that committees of the board of directors, including but not limited to the executive committee of the board of directors, which have the power to review strategic direction or operational performance of the Company but were not formed primarily for such purpose and have not been assigned such primary purpose after January 21, 2008 shall not be subject to the preceding sentence. It is the understood by the parties that only the board of directors, and not any committee thereof, has the power to designate or change the purpose of a committee of the board of directors. In the event of the replacement as set forth in Section 3(c) of any director appointed to a committee pursuant to this
Section 3(e), his or her successor shall be promptly appointed to the committee seat vacated by such former director to serve until the end of the Standstill Period.

              (f) The Company agrees that, until the earlier of (1) the expiration of the Standstill Period and (2) such time as any Section 3(f) Person (as defined below) makes any statement that would be in violation of Section 4(a)(E) if made by JANA, it will not make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, JANA, any of its officers or directors or any person who has served as an officer or director of JANA (such persons, "SECTION 3(F) PERSONS"): (A) in any document or report filed with or furnished to the SEC or any other governmental agency, (B) in any press release or other publicly available format, or (C) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

              (g) Within 30 days of the date of this Agreement, the Company shall amend the Rights Agreement, dated as of November 30, 1998, between the Company and Computershare Trust Company, N.A. (as successor for the Fifth Third Bank, N.A.), as amended (the "RIGHTS AGREEMENT"), to increase the thresholds set forth in Sections 1(a) and 3(a) of the Rights Agreement to 20%.

     Section 4. STANDSTILL. (a) JANA agrees that, from the date of this Agreement until the date that is the earliest of (1) the date that is six months after the date of the conclusion of the Company's 2010 annual meeting of shareholders, (2) December 31, 2010 and (3) thirty (30) calendar days prior to any applicable deadline by which a shareholder must give notice to the Company of its intention to nominate a director for election at the Company's 2011 annual meeting of shareholders under the Company's Regulations or other applicable laws (such period, the "STANDSTILL PERIOD"), neither it nor any of its Affiliates or Associates will in any manner, directly or indirectly:

              (A) effect or seek (including, without limitation, entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (1) any acquisition of any securities (or beneficial ownership thereof), rights or options to acquire any securities (or beneficial ownership thereof), or any assets or businesses, of the Company or any of its subsidiaries; PROVIDED that JANA and its Affiliates and Associates may acquire beneficial ownership of Shares if upon such acquisition the aggregate beneficial ownership of Shares by JANA and its Affiliates and Associates would not at any time be in excess of 19.9% of the number of Shares that are then outstanding,
(2) any tender offer or exchange offer, merger, acquisition or other business combination, or other extraordinary transactions, involving the Company or any of its subsidiaries, (3) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (4) any solicitation of proxies or consents to vote any voting securities of the Company with respect to the election of directors or any other proposal to be considered at the Company's annual meeting or special meetings of shareholders or for the call of a special meeting of shareholders, or present, conduct, participate or engage in any proposals or other type of referendum (binding or non-binding), including nominations for directors, for consideration at such annual meeting or special meetings of shareholders or for the call of a special meeting of shareholders, PROVIDED that this clause shall not (A) restrict any JANA Selectee from, in his or her capacity as a member of the Company's board of directors, expressing or advocating for his views to other members of the board of directors or during board of directors meetings, provided that all such actions may not be directed to or observable by persons who are not members of the board of directors unless approved by the board of directors, or prevent JANA from supporting the nomination and election of any JANA Selectee to the board of directors in accordance with this Agreement or (B) prohibit participation in the transactions specified in clauses (2) and
(3) in JANA's or its Affiliates' or Associates' capacity as shareholders, but only if the Company's board of directors has recommended that the Company's shareholders affirmatively accept, participate in, approve or otherwise support such transactions, and such recommendation has not been withdrawn;

              (B) form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act, with respect to the Shares, or otherwise support or participate in any effort by a third party, with respect to the matters set forth in (A), or deposit any Shares in a voting trust or subject any Shares to any voting agreement, other than solely with its Affiliates or Associates (which Affiliates and Associates JANA shall cause to be subject to the same restrictions set forth herein as if they were parties hereto) with respect to the Shares now or hereafter owned by JANA or pursuant to this Agreement, except and only to the extent that any of the 2009 Designees or 2010 Designees may be deemed to be members of a group with JANA or its Associates or Affiliates;

              (C) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company, or, except as provided by Section 3(b) hereof, initiate or take any action to obtain representation on the board of directors of the Company (other than in accordance with this Agreement, and in the case of a JANA Selectee, other than non-public actions taken in his or her capacity as a member on the board of directors);

              (D) take any action which would, or would reasonably be expected to, force the Company to make a public announcement regarding any of the types of matters set forth in (A) above;

              (E) make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company, any of its officers or directors or any person who has served as an officer or director of the Company: (A) in any document or report filed with or furnished to the Securities and Exchange Commission (the "SEC") or any other governmental agency, (B) in any press release or other publicly available format, or (C) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview); or

              (F) enter into any discussions or arrangements with any third party with respect to any of the foregoing or disclose publicly (in SEC filings or otherwise) any intention, plan or arrangement that is inconsistent with the foregoing.

              (b) During the Standstill Period, JANA shall cause all Shares beneficially owned, directly or indirectly, by it, or by any of its Affiliates or Associates (including without limitation all Shares beneficially owned as of the respective record dates for the 2009 and 2010 annual meetings of shareholders and as of the record dates for any special meeting of shareholders), to be present for quorum purposes and to be voted, at such meetings or at any adjournments or postponements thereof, in favor of the directors nominated by the board of directors (which shall include the applicable 2009 Designee or 2010 Designee, as appropriate, under Section 3 of this Agreement) for election at such meetings and as recommended by the board of directors on any other matter to be voted on at such meetings that relates to the composition, structure or functioning of the Company's board of directors, including but not limited to the election or removal of directors, the classification of the board of directors and the number of directors constituting the board of directors ("BOARD-RELATED MATTERS"); PROVIDED, HOWEVER, that it is understood and agreed that, other than with respect to Board-Related Matters, so long as JANA is not in breach of this Agreement, JANA may, in its capacity as shareholder, vote Shares owned by it in its discretion. JANA also agrees during the Standstill Period not to, and shall cause its Affiliates, Associates, agents and representatives not to (i) request, directly or indirectly, any amendment or waiver of any provision of this Section 4 (including this sentence) by the Company and (ii) make, or cause to be made, any statement, announcement or public filing with respect to any proposal or matter to be considered at the Company's annual meeting or any special meetings of shareholders concerning compensation or equity incentives for directors, officers, employees of the Company which statement or announcement is inconsistent with the recommendation by the board of directors to any such proposal.

     Section 5. CONFIDENTIAL INFORMATION AND OTHER RELATED MATTERS. (a) JANA and the JANA Selectee referred to in Section 3(a)(1) who is a senior executive of JANA shall each enter into a confidentiality agreement in the form attached hereto as EXHIBIT A (the "CONFIDENTIALITY AGREEMENT") with the Company.

              (b) JANA acknowledges that it has received a copy of the Convergys Corporation Insider Trading Policy (and supplemental restrictions for Directors and Senior Level Officers) (the "TRADING POLICY") and until the expiration of the Standstill Period and thereafter for so long as a JANA executive is on the Company's board of directors, JANA shall, and shall cause its Affiliates and Associates to, comply with such Trading Policy, and thereafter to comply with applicable federal securities laws restricting a person's ability to purchase, sell, trade or otherwise transfer securities of the Company, and to communicate material, non-public information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase, sell, trade or otherwise transfer securities of the Company, while in possession of material, non-public information of an issuer.

     Section 6. PUBLIC ANNOUNCEMENT AND SEC FILING. (a) JANA and the Company shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as EXHIBIT B (the "PRESS RELEASE") as soon as practicable on or after the date hereof.

              (b) JANA shall promptly prepare and file an amendment (the "13D AMENDMENT") to its Schedule 13D with respect to the Company filed with the SEC on July 25, 2008, as subsequently amended, reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment shall be consistent with the Press Release and the terms of this Agreement. JANA shall provide the Company with reasonable op-portunity to review and comment upon the 13D Amendment prior to filing, and shall consider in good faith any changes proposed by the Company.

     Section 7. DEFINITIONS. For purposes of this Agreement:

              (a) the terms "AFFILIATE" and "ASSOCIATE" shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT");

              (b) the terms "BENEFICIAL OWNER" and "BENEFICIALLY OWN" shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all Shares which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all Shares which such person or any of such person's Affiliates or Associates has or shares the right to vote or dispose;

              (c) the term "DERIVATIVE INSTRUMENT" shall mean any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company or any derivative or synthetic arrangement having characteristics of a long position in any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company, or otherwise directly or indirectly owned beneficially by such shareholder, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

              (d) the term "INDEPENDENT" means an individual who is (1) not an Affiliate or Associate of JANA or of the Company and (2) would qualify as an "Independent Director" pursuant to the listing standards of the New York Stock Exchange (the "NYSE") with respect to JANA or any of its Affiliates or Associates (if such persons were listed on the NYSE) and with respect to the Company (including that such individual has no material relationship with (either directly or as a partner, shareholder or officer of an organization that has a relationship with) any of JANA, its Affiliates or Associates or the Company, as applicable.

              (e) "JANA SELECTEE" means each of the 2009 Designees referred to in Section 3(a)(1) and 3(a)(2) hereof, and the 2010 Designee referred to in
Section 3(b)(2)(i) hereof.

              (f) the terms "PERSON" or "PERSONS" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

     Section 8. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:           Convergys Corporation
                             201 East Fourth Street
                             Cincinnati, Ohio 45202
                             Attention: General Counsel
                             Facsimile: (513) 421-8624

with a copy to:              Wachtell, Lipton, Rosen & Katz
                             51 W. 52nd Street
                             New York, NY 10019
                             Attention: Daniel A. Neff
                                        Mark Gordon
                             Facsimile: (212) 403-2000

if to JANA:                  JANA Partners LLC
                             767 Fifth Avenue, 8th Floor
                             New York, New York 10153
                             Attention: General Counsel
                             Facsimile: (212) 455-0901

     Section 9. SPECIFIC PERFORMANCE; REMEDIES. (a) In furtherance and not in limitation of Section 9(b), the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) irrevocably waives the right to trial by jury, (b) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such parties' principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

              (b) Notwithstanding any other Section in this Agreement and without limiting any other remedies the Company may have in law or equity, (i) in the event that JANA (or any Affiliate or Associate of JANA) inadvertently and non-intentionally fails to perform or otherwise fulfill its obligations set forth in Sections 4 or 5 in any material respect, and shall not have remedied such failure or non-fulfillment if capable of being remedied or fulfilled within five business days following written notice from the Company of such failure or non-fulfillment (which five-business-day period is subject to Section 9(d)) or
(ii) in the event that JANA (or any Affiliate or Associate of JANA) non-inadvertently or intentionally fails to perform or otherwise fulfill its obligations set forth in Sections 4 or 5 in any material respect, the Company shall not be required to perform or fulfill its obligations set forth in Section 3 (and, in the case of Section 3(e) may, in its discretion, remove any JANA Selectee from any committee of the board of directors), and the JANA Selectees shall promptly tender their resignations as members of the Company's board of directors effective immediately as of such time. As a condition to appointment to the board of directors pursuant to this Agreement, each JANA Selectee agrees to execute an irrevocable letter agreement with the Company in which each such person agrees to resign if required in accordance with the immediately preceding sentence.

              (c) Notwithstanding any other Section in this Agreement and without limiting any other remedies JANA may have in law or equity, (i) in the event that the Company inadvertently and non-intentionally fails to perform or otherwise fulfill its obligations set forth in Section 3 in any material respect, and shall not have remedied such failure or non-fulfillment if capable of being remedied or fulfilled within five business days following written notice from JANA of such failure or non-fulfillment (which five-business-day period is subject to Section 9(d)) or (ii) in the event that the Company non-inadvertently or intentionally fails to perform or otherwise fulfill its obligations set forth in Section 3 in any material respect, JANA shall not be required to perform or fulfill its obligations set forth in Sections 4 and 5 but only for so long as such failure to perform or non-fulfillment of its obligations by the Company remain unremedied or unfulfilled, as the case may be, after such five-business-day period.

              (d) It is understood and agreed by the parties that the cure periods in Section 3(a), Section 3(b), Section 9(b) and Section 9(c) of this Agreement do not relieve the non-compliant party from any liability resulting from such non-compliance under this Agreement.

     Section 10. SEVERABILITY. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

     Section 11. COUNTERPARTS. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     Section 12. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

     Section 13. ENTIRE UNDERSTANDING. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by the parties hereto.

     Section 14. INTERPRETATION AND CONSTRUCTION. (a) The Company acknowledges that its board of directors is bound by the obligations of the Company hereto.

              (b) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

              IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.


CONVERGYS CORPORATION                       JANA PARTNERS LLC



By: /s/ Philip A. Odeen                        By: /s/ Barry Rosenstein
   ---------------------------------           -------------------------------
   Name:  Philip A. Odeen                      Name:  Barry Rosenstein
   Title: Non-Executive Chairman               Title: Managing Partner
          of the Board














                        [Signature Page to the Agreement]

                                   SCHEDULE A


Name                          SHARES BENEFICIALLY OWNED                DERIVATIVE INSTRUMENTS
                              -------------------------                ----------------------
                                                                  (INCLUDING DESCRIPTION THEREOF)
JANA Partners LLC                    17,035,512                                  0
















                          [Schedule A to the Agreement]

                                   SCHEDULE B



DIRECTOR CLASS                                                  NAME
--------------                                                  ----
Class II (a senior executive of JANA designated by JANA)        Barry Rosenstein

Class I (Independent director designated by JANA and            Jeffrey H. Fox
         reasonably acceptable to the Governance and Nominating Committee)












                          [Schedule B to the Agreement]

                                   SCHEDULE C


              All meetings of the board of directors shall be conducted in accordance with the Governance Principles. For so long as Barry Rosenstein serves as a director of the Company, Adam Scotch (the "OBSERVER") may attend, in order to assist Mr. Rosenstein, as an observer, meetings of the board of directors attended by Mr. Rosenstein, such attendance to be in-person if Mr. Rosenstein attends in-person, and to be telephonic if Mr. Rosenstein attends telephonically or if otherwise invited by the board of directors; provided that the Observer shall be limited to observing, and may not participate in any such meetings; provided, further, that at the time of his attendance at each such meeting, the Observer continues to be an employee of JANA. It is understood by the parties that (1) the Observer may be excluded from any part of any meetings of the board of directors if his presence at such meetings (or part thereof) may negatively affect the existence of, or the ability of the Board, the Company or any director to assert any, privilege, and (2) the Observer shall not be entitled to attend or participate in any executive sessions of the board of directors.











                          [Schedule C to the Agreement]

                                    EXHIBIT A

                              CONVERGYS CORPORATION
                             201 EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                  513-723-7000


February 5, 2009

To: Each of the Persons Listed on Schedule A Hereto (the "JANA GROUP")


Ladies and Gentlemen:

              This letter agreement shall be effective concurrently with the execution of that Agreement (the "AGREEMENT"), dated as of the date hereof, by and between the JANA Group and the Company. You have informed Convergys Corporation (the "COMPANY") that, subject to the terms of, and in accordance with, this letter agreement, the 2009 Designee (as defined in the Agreement) (who is a senior executive of JANA Partners LLC and has been designated by you to serve on the Company's board of directors (the "BOARD") pursuant to Section 3(a)(1) of the Agreement) (the "JANA DIRECTOR") may disclose to you non-public information he obtains while a member of the Board and to discuss confidential matters relating to the Company. Accordingly, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include strategic, business or financial planning, the thoughts and deliberations of the Board as a whole or of individual directors or senior executives, or other business information the disclosure of which could harm the Company. In consideration of the Company's agreements and obligations in the Agreement, you and your representatives, attorneys, advisors, directors, officers and employees (collectively, the "Representatives") agree to treat any and all information concerning the Company that is furnished to you or your Representatives by the Company and its Representatives or the JANA Director (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise), together with any notes, analyses, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, "CONFIDENTIAL INFORMATION"), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

              1. The term "Confidential Information" does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or, in the case of Representatives, in violation of any other duty or obligation of confidentiality to the Company, or (ii) was within your or any of your Representatives' possession prior to its being furnished to you by the JANA Director, or by or on behalf of the Company; PROVIDED, that in the case of (ii) above, the source of such information was not believed by you, after inquiring of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information at the time the same was disclosed.

              2. You hereby agree that you and your Representatives will (a) keep the Confidential Information strictly confidential and (b) not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of the Company; PROVIDED, HOWEVER, that you may disclose any of such information to your Representatives who (i) need to know such information and (ii) are informed by you of the confidential nature of such information; PROVIDED, FURTHER, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto except that you will not be so responsible with respect to any such Representative who has executed a copy of this letter agreement as an Additional Signatory and delivered such signed copy to the Company. It is understood and agreed that the JANA Director shall not disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which such disclosure could constitute waiver of the Company's attorney client privilege. "Legal Advice" as used herein shall mean the advice provided by legal counsel stating legal rights, duties, liabilities and defenses and shall not include factual information or the formulation or analysis of business strategy.

              3. In the event that you or any of your Representatives are required by applicable subpoena to disclose any of the Confidential Information, you will in advance of such disclosure (a) promptly notify the Company in writing by facsimile and certified mail, (b) provide the Company with a list of any Confidential Information you intend to disclose (and, if applicable, the text of the disclosure language itself) and (c) cooperate with the Company, at the Company's request and expense, to the extent it may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or narrow the scope of such required disclosure or subpoena and to obtain confidential treatment of any information which could be disclosed. If, in the absence of a protective order or the receipt of a waiver from the Company in its sole discretion after a request in writing therefor is made by you (such request to be made as soon as reasonably practicable to allow the Company a reasonable amount of time to respond thereto), you are required pursuant to any such subpoena to disclose Confidential Information, you will disclose only that portion of the Confidential Information which you are advised by counsel is legally required and use your reasonable best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information.

              4. You acknowledge that (a) none of the Company or any of its representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and (b) none of the Company or any of its representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

              5. All Confidential Information shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of disclosure of and/or your use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.

              6. You hereby confirm that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter agreement, that the federal securities laws impose restrictions on a person's ability to purchase, sell, trade or otherwise transfer securities of the Company, and to communicate material, non-public information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase, sell, trade or otherwise transfer securities of the Company, until such time as the material, non-public information becomes publicly available or is no longer material. You and your Representatives agree to comply with all such restrictions.

              7. [Omitted.]

              8. You hereby represent and warrant to the Company that this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms.

              9. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

              10. You acknowledge that the value of the Confidential Information to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. In the event of an actual or threatened violation of this letter agreement, you expressly consent to the enforcement of this letter agreement by injunctive relief or specific performance, without proof of actual damages, , in addition to any other remedy to which the Company is entitled at law or in equity. Each of the parties hereto (a) irrevocably waives the right to trial by jury, (b) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such parties' principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

              11. This letter agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by the parties hereto.

              12. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:            Convergys Corporation
                              201 East Fourth Street
                              Cincinnati, Ohio 45202
                              Attention: General Counsel
                              Facsimile: (513) 421-8624


with a copy to:               Wachtell, Lipton, Rosen & Katz
                              51 W. 52nd Street
                              New York, NY 10019
                              Attention: Daniel A. Neff
                                         Mark Gordon
                              Facsimile: (212) 403-2000

if to the JANA Group:         JANA Partners LLC
                              767 Fifth Avenue, 8th Floor
                              New York, New York 10153
                              Attention: General Counsel
                              Facsimile: (212) 455-0901

                  13. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

                  14. This letter agreement may be executed in two or more counterparts which together shall constitute a single agreement.

                  15. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company.

                  16. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this letter agreement shall be decided without regards to events of drafting or preparation.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.



                                                 Very truly yours,


                                                 CONVERGYS CORPORATION



                                                 By:
                                                    ---------------------------
                                                 Name:
                                                 Title:





















 [Signature Page to the Confidentiality Agreement between Convergys Corporation and the JANA Group]

Accepted and agreed as of the date first written above:


                                                 JANA PARTNERS LLC



                                                 By:
                                                    ----------------------------
                                                        Name:  Barry Rosenstein
                                                        Title: Managing Partner






                                                 --------------------------
                                                 Name: Barry Rosenstein




                                                 --------------------------
                                                 Name: Adam Scotch












 [Signature Page to the Confidentiality Agreement between Convergys Corporation and the JANA Group]

                                   SCHEDULE A




JANA PARTNERS LLC


BARRY ROSENSTEIN


ADAM SCOTCH

                                    EXHIBIT B















                                       B-1